Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to The Medicines Company 2007 Equity Inducement Plan of our reports dated February 23, 2007, with respect to the consolidated financial statements and schedule of The Medicines Company included in its Annual Report (Form 10-K) for the year ended December 31, 2006, The Medicines Company management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of The Medicines Company filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

MetroPark, New Jersey
January 7, 2008